EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 9, 2023 with respect to the statements of condition including the related portfolio schedules of REIT Income Portfolio 2023-4, Diversified Healthcare Portfolio 2023-4, Energy Portfolio 2023-4, Financial Institutions Portfolio 2023-4 and Utility Income Portfolio 2023-4 (included in Invesco Unit Trusts, Series 2328) as of November 9, 2023 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-274469) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
November 9, 2023